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                                                                    Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement (No. 333-119467) of Berkshire Hathaway Inc. on Form S-4 of our reports dated March 4, 2004, appearing in the Annual Report on Form 10-K of Berkshire Hathaway Inc. for the year ended December 31, 2003 (which reports express an unqualified opinion and include an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets") and to the reference to us under the heading "Experts" in the Prospectuses, which are part of this Registration Statement.

DELOITTE & TOUCHE LLP

Omaha, NE

January 3, 2005